Exhibit 99.1

January 30, 2018

A. O. Smith achieves record sales of $3 billion in 2017

Milwaukee, Wis.— A. O. Smith Corporation (NYSE-AOS) today announced record sales of $3.0 billion and net earnings of $296.5 million, which included estimated charges of $81.8 million associated with the U.S. Tax Cuts & Jobs Act (U.S. Tax Reform).

Sales for 2017 grew nearly 12 percent from $2.69 billion in 2016. Sales in China grew 16 percent during 2017 and grew 18 percent when the impact from the stronger U.S. dollar is excluded.

Net earnings of $296.5 million or $1.70 per share were lower than 2016 net earnings of $326.5 million or $1.85 per share. The decrease in earnings was due to estimated one-time charges associated with U.S. Tax Reform, totaling $81.8 million or $.47 per share.    Adjusted net earnings of $378.3 million or $2.17 per share, which excluded the one-time U.S. Tax Reform-related charges, increased 16 percent compared with net earnings of $326.5 million, or $1.85 per share, the previous year.

In the fourth quarter, the company earned $22.7 million or $.13 per share on sales of $768.6 million. Fourth quarter 2017 adjusted net earnings were $104.5 million or $.60 per share and excluded $81.8 million or $.47 per share of one-time charges associated with U.S. Tax Reform. Net earnings for the same three-month period in 2016 were $82.7 million or $.47 per share on $698.1 million of sales.

A. O. Smith is providing non-GAAP measures (adjusted net earnings, adjusted earnings per share and adjusted effective income tax rates) for 2017 and the fourth quarter of 2017 that exclude the company’s estimate of its total tax charges in those periods related to U.S. Tax Reform. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

“2017 marked another record year for A. O. Smith,” Ajita G. Rajendra, chairman and chief executive officer, announced.    “Our double-digit sales growth in 2017 was driven by continued strong demand for our consumer products in China and positive end markets for our water heaters and boilers in North America. China sales exceeded the $1 billion milestone and were driven by 35 percent growth in water treatment sales and a near doubling of air purification sales. China on-line sales reached $250 million in 2017.”

North American segment

Sales for the North America segment in 2017 were $1.90 billion, a nine percent increase over 2016 sales of $1.74 billion. The increase in sales was primarily due to higher volumes of water heaters and boilers and pricing actions related to steel cost increases. Water treatment sales, comprised of Hague Quality Water acquired in September 2017, as well as a full year of Aquasana sales, incrementally added approximately $40 million to the company’s North America segment sales.

Segment earnings increased 11 percent in 2017 to $428.6 million compared with $385.9 million in 2016. The earnings increase was driven primarily by higher water heater and boiler volumes and pricing actions, which were partially offset by higher steel costs. As a result of lower selling, general and administrative (SG&A) expenses as a percentage of sales, 2017 segment margin of 22.5 percent improved from 2016 segment margin of 22.1 percent.

Fourth quarter 2017 sales for the segment of $460.8 million were six percent greater than the prior year’s fourth quarter sales of $435.6 million. The increase in sales was primarily due to higher volumes of boilers and commercial water heaters and pricing actions related to steel cost increases. Water treatment sales incrementally added approximately $9 million to North America fourth quarter segment sales.

Fourth quarter segment earnings of $104.9 million were 17 percent higher than segment earnings of $89.4 million in the fourth quarter of the prior year. The favorable impacts from higher sales of boilers and commercial water heaters, pricing actions in the U.S. and lower enterprise resource planning (ERP) costs were partially offset by higher steel costs. As a result of these factors, fourth quarter segment margin of 22.8 percent was higher than the fourth quarter segment margin of 20.5 percent one year ago.

Rest of World segment

Sales of this segment increased 16 percent in 2017 to $1.12 billion compared with 2016 sales of $965.6 million. China sales increased 16 percent and grew 18 percent when the impact from the stronger U.S. dollar is excluded. An increase in demand for the company’s consumer products in the region, led by water treatment and air purification products, and pricing actions primarily due to higher steel costs and higher fees paid to installers contributed to the strong sales growth in China. Water heater and water treatment sales in India increased approximately $8 million or over 40 percent in 2017 compared with 2016.

Earnings for this segment increased 16 percent in 2017 to $149.3 million compared with $129.1 million earned the prior year. Higher sales in China, including the price increase, were partially offset by higher steel costs, higher fees paid to installers and increased SG&A costs. Expansion of water treatment and air purification product retail outlets in tier 2 and 3 cities, higher advertising related to brand building in the company’s newer product categories and higher water treatment product development engineering costs were the primary drivers of higher SG&A in China. Segment margin of 13.4 percent in 2017 was essentially the same as the prior year.

Segment sales for the fourth quarter 2017 of $313.8 million were 17 percent higher than the same period in the previous year. Sales in China increased 16 percent in the quarter, driven by pricing actions primarily due to higher steel costs, higher fees paid to installers and higher demand for the company’s consumer products in the region. Sales in India grew over 40 percent compared with the same period in 2016.

Segment earnings of $50.8 million were 33 percent higher in the fourth quarter of 2017 compared with the same three-month period in 2016, driven by the impact from higher India sales and China sales, including the price increase. Higher steel costs and higher fees paid to installers partially offset the impact of higher China sales. Segment margin for the period was 16.2 percent compared with 14.2 percent in 2016, primarily due to improved margin for the company’s water treatment products sold in China, lower China selling and advertising costs as a percent of sales and improved performance in India.

Share Repurchase and Other Items

During the fourth quarter of 2017, the company repurchased approximately 591,000 shares of its common stock at a total cost of $35.8 million. For 2017, repurchases totaled approximately 2.5 million shares at a cost of $139.1 million. At the end of 2017, approximately 2.4 million shares remained on the company’s repurchase authority.

Total debt was $410.4 million as of Dec. 31, 2017, resulting in leverage of 19.9 percent as measured by the ratio of total debt to total capital. Cash and marketable securities, primarily located outside the U.S., totaled $820.0 million, and the company’s net cash position was $409.6 million at the end of 2017. As previously forecasted, cash provided by operations of $326.4 million was lower than the $446.6 million provided in 2016. Higher adjusted net earnings in 2017 were more than offset by higher outlays for working capital primarily due to higher than anticipated positive cash flows received late in the fourth quarter of 2016.

The 2017 effective income tax rate was 43.1 percent, higher than the 29.4 percent recorded the previous year due to the one-time charges associated with U.S. Tax Reform. The adjusted effective income tax rate associated with 2017 net earnings, excluding the impact of U.S. Tax Reform, was 27.4 percent. The adjusted effective income tax rate was lower than the rate realized the previous year primarily due to lower U.S. state income taxes and higher deductions for stock-based compensation. The lower adjusted effective income tax rate, compared with the 28 percent effective income rate originally projected for 2017, benefitted 2017 results by $.02 per share.

The company’s fourth quarter tax expense included $81.8 million, primarily related to the mandatory repatriation tax on undistributed earnings under U.S. Tax Reform, which will be paid over eight years. The company projects its 2018 effective income tax rate to be between 22 and 22.5 percent.

“A. O. Smith continues to invest in its business while rewarding its shareholders. On Jan. 19, we announced a 29 percent increase in our quarterly dividend rate, which is the 13th consecutive year of dividend increases,” Rajendra continued. “With the acquisition of U.S. water softener company, Hague, we broadened our technologies that address the global water treatment market. With substantial cash and marketable securities balances and a significant amount of incremental borrowing capacity, we believe we have the resources available to take advantage of additional global opportunities that would add long-term value as well as return cash to shareholders.”

Outlook for 2018

“2017 was another successful year for A. O. Smith driven by strong sales growth and global performance,” Rajendra observed. “We were also honored to join the S&P 500 index in July 2017, which was a significant milestone in our company’s rich history.”

“We believe our growth drivers are intact and that our replacement demand remains substantial, which leads us to expect 2018 earnings to be between $2.50 and $2.58 per share. Our guidance includes the benefit related to our lower projected tax rate under U.S. Tax Reform. The midpoint of our 2018 earnings guidance represents a 17 percent increase over 2017 adjusted earnings per share,” Rajendra concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy and/or a decline in the growth rate of consumer spending in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the impact of U.S. Tax Reform and projections for effective tax rates and one-time expenses under the new law and adverse developments in general economic, political and business conditions in key regions of the world.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the NYSE, the company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2017	2016	2017	2016
Net sales	$768.6	$698.1	$2,996.7	$2,685.9
Cost of products sold	444.8	408.5	1,758.0	1,566.6

Gross profit	323.8	289.6	1,238.7	1,119.3
Selling, general and administrative expenses	183.0	174.8	718.2	658.9
Interest expense	2.9	1.6	10.1	7.3
Other income	(2.9)	(3.2)	(10.4)	(9.4)

Earnings before provision for income taxes	140.8	116.4	520.8	462.5
Provision for income taxes	118.1	33.7	224.3	136.0

Net earnings	$22.7	$82.7	$296.5	$326.5

Diluted earnings per share of common stock	$0.13	$0.47	$1.70	$1.85

Average common shares outstanding (000’s omitted)	173,775	175,956	174,605	176,825

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	December 31, 2017	December 31, 2016
ASSETS:
Cash and cash equivalents	$346.6	$330.4
Marketable securities	473.4	424.2
Receivables	598.4	518.7
Inventories	291.2	251.1
Other current assets	57.2	37.6

Total Current Assets	1,766.8	1,562.0
Net property, plant and equipment	528.9	461.9
Goodwill and other intangibles	825.4	799.8
Other assets	76.2	67.3

Total Assets	$3,197.3	$2,891.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$535.0	$528.6
Accrued payroll and benefits	90.8	84.3
Accrued liabilities	110.7	101.0
Product warranties	44.5	44.5
Debt due within one year	7.5	7.2

Total Current Liabilities	788.5	765.6
Long-term debt	402.9	316.4
Pension liabilities	48.1	109.0
Other liabilities	309.0	184.7
Stockholders’ equity	1,648.8	1,515.3

Total Liabilities and Stockholders’ Equity	$3,197.3	$2,891.0

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

	Twelve Months Ended December 31,
	(unaudited)
	2017	2016
Operating Activities
Net earnings	$296.5	$326.5
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	70.1	65.1
Stock based compensation expense	9.9	9.4
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(124.5)	68.5
Noncurrent assets and liabilities	74.4	(22.9)

Cash Provided by Operating Activities	326.4	446.6

Investing Activities
Capital expenditures	(94.2)	(80.7)
Acquisitions	(43.1)	(90.8)
Investment in marketable securities	(583.5)	(563.8)
Net proceeds from sale of marketable securities	562.7	435.1

Cash Used in Investing Activities	(158.1)	(300.2)

Financing Activities
Debt incurred	86.5	74.1
Common stock repurchases	(139.1)	(135.2)
Net (payments) proceeds from stock option activity	(0.9)	5.7
Acquisition related contingent payment	(1.7)	—
Dividends paid	(96.9)	(84.2)

Cash Used In Financing Activities	(152.1)	(139.6)

Net increase in cash and cash equivalents	16.2	6.8
Cash and cash equivalents — beginning of period	330.4	323.6

Cash and Cash Equivalents — End of Period	$346.6	$330.4

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2017	2016	2017	2016
Net sales
North America	$460.8	$435.6	$1,904.8	$1,743.2
Rest of World	313.8	268.1	1,116.3	965.6
Inter-segment sales	(6.0)	(5.6)	(24.4)	(22.9)

	$768.6	$698.1	$2,996.7	$2,685.9

Earnings
North America	$104.9	$89.4	$428.6	$385.9
Rest of World	50.8	38.2	149.3	129.1

	155.7	127.6	577.9	515.0
Corporate expense	(12.0)	(9.6)	(47.0)	(45.2)
Interest expense	(2.9)	(1.6)	(10.1)	(7.3)

Earnings before income taxes	140.8	116.4	520.8	462.5
Tax provision	118.1	33.7	224.3	136.0

Net earnings	$22.7	$82.7	$296.5	$326.5

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted earnings per share (EPS) to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net Earnings (GAAP)	$22.7	$82.7	$296.5	$326.5
U.S. Tax Reform income tax expense	81.8	—	81.8	—

Adjusted Earnings	104.5	82.7	378.3	326.5

Diluted EPS (GAAP)	$0.13	$0.47	$1.70	$1.85
U.S. Tax Reform income tax expense per diluted share	0.47	—	0.47	—

Adjusted EPS	$0.60	$0.47	$2.17	$1.85